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                                                                   EXHIBIT 12(C)

                   ITT HARTFORD GROUP, INC. AND SUBSIDIARIES

            CALCULATION OF RATIO OF EARNINGS TO TOTAL FIXED CHARGES

                             (MILLIONS OF DOLLARS)

                                                                                                NINE MONTHS ENDED
                                                                                                  SEPTEMBER 30,
                                                                                              ---------------------
                                                                                              1995             1994
                                                                                              ----             ----
Earnings:
Income from continuing operations...........................................................  $418             $474
Add:
  Income taxes..............................................................................   126              164
  Minority equity in net income.............................................................     2                5
  Amortization of interest capitalized......................................................    --                1
                                                                                              ----             ----
                                                                                               546              644
                                                                                              ----             ----
Fixed Charges:
  Interest and other financial charges......................................................    70               54
  Interest factor attributable to rentals...................................................    26               27
                                                                                              ----             ----
                                                                                                96               81
                                                                                              ----             ----
Earnings, as adjusted, from continuing operations...........................................  $642             $725
                                                                                              ====             ====
Fixed Charges:
  Fixed charges above.......................................................................  $ 96             $ 81
  Dividends on preferred stock of subsidiaries included in minority equity..................     2                5
                                                                                              ----             ----
Total fixed charges.........................................................................  $ 98             $ 86
                                                                                              ====             ====
Ratios:
  Earnings, as adjusted, from continuing operations to total fixed charges..................  6.55             8.43
                                                                                              ====             ====

Notes:

a) The interest factor attributable to rentals was computed by calculating the estimated present value of all long-term rental commitments and applying the approximate weighted average interest rate inherent in the lease obligations and adding thereto the interest element assumed in short-term cancelable and contingent rentals excluded from the commitment data but included in rental expense.

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